 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE (UNAUDITED)

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
                                                 Three Months Ended               Nine Months Ended
                                                      May 31,                          May 31,
                                                 1995           1994              1995           1994
                                               ----------------------           ----------------------
                                                    (Amounts in thousands, except per share data)
Primary
  Average shares outstanding                   10,757           8,410             9,886          8,379
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price                     259             321               350            320
                                              -------         -------           -------        -------
        Total                                  11,016           8,731            10,236          8,699
                                              =======         =======           =======        =======


  Net income (loss)                           $(3,319)        $ 2,606           $ 2,515        $ 7,552
                                              =======         =======           =======        =======

  Per share data:
  Net income (loss)                           $ (0.30)        $  0.30           $  0.25        $  0.87
                                              =======         =======           =======        =======

Fully diluted
  Average shares outstanding                   10,757           8,410             9,886          8,379
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price
   or closing price if higher                     259             321               371            320
  Net effect of dilutive
   convertible debentures--
   based on the stated conversion
   price of $14 per share                                       1,848               850          1,848
                                              -------         -------           -------        -------
      Total                                    11,016          10,579            11,107         10,547
                                              =======         =======           =======        =======

  Net income (loss)                           $(3,319)        $ 2,606           $ 2,515        $ 7,552
  Convertible bond interest,
   net of income tax effect                                       308               408            922
                                              -------         -------           -------        -------
                                              $(3,319)        $ 2,914           $ 2,923        $ 8,474
                                              =======         =======           =======        =======

  Per share data:
  Net income (loss)                           $ (0.30)        $  0.28           $  0.26        $  0.80
                                              =======         =======           =======        =======

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                                  EXHIBIT 11

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